--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

            OF THE SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: OCTOBER 10, 2002
                (DATE OF EARLIEST EVENT REPORTED: JULY 16, 2002)

                         COMMISSION FILE NUMBER 1-11680

                             ---------------------

                         EL PASO ENERGY PARTNERS, L.P.
             (Exact name of Registrant as Specified in its Charter)

                   DELAWARE                                      76-0396023
         (State or Other Jurisdiction                         (I.R.S. Employer
      of Incorporation or Organization)                     Identification No.)

               EL PASO BUILDING                                    77002
            1001 LOUISIANA STREET                                (Zip Code)
                HOUSTON, TEXAS
   (Address of Principal Executive Offices)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

                                 (713) 420-2600

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS

     On July 16, 2002, we entered into a letter of intent with El Paso Corporation, the indirect parent of our general partner, regarding our proposed acquisition of a package of midstream assets, referred to as the San Juan assets. The purchase price is $782 million, subject to adjustments primarily for working capital and capital expenditures. The San Juan assets include gathering, compression and treating assets located in the San Juan Basin of New Mexico, offshore oil and natural gas pipelines located in the Gulf of Mexico and NGL assets located in Texas. This filing is to update our current risk factors discussion, discuss the use of various performance measures, update the financial statements and pro forma financial information filed in connection with the proposed acquisition, and update the balance sheet of our general partner, El Paso Energy Partners Company.

     (a) Risk factors

    FLUCTUATIONS IN ENERGY COMMODITY PRICES COULD ADVERSELY AFFECT THE BUSINESSES OF THE SAN JUAN ASSETS.

      Commodity Price Risks Related to the San Juan Assets -- Price decreases could have an adverse effect on revenues and cash flow from the San Juan assets.

     The financial results from the San Juan gathering system can be dramatically affected by a reduction in, or the volatility of, commodity prices. For example, over 95 percent of the volumes handled by the San Juan gathering system are fee-based arrangements, 80 percent of which the fees are calculated as a percentage of a regional price index for natural gas. In addition, the San Juan gathering system provides aggregating and bundling services -- in which it purchases gas at the wellhead and resells gas in the open market -- for some smaller producers, which account for less than 5 percent of the volumes on that system.

      Commodity Price Risks Related to the San Juan Assets -- The processing business is cyclical and dependent in part upon the spreads between prices for natural gas, NGLs and petroleum products.

     If we acquire the San Juan assets, our tolling arrangement relating to the Chaco plant will be terminated and a substantial portion of our Chaco plant processing arrangements will be exposed to commodity price risk. More than 80 percent of our revenues for natural gas processing services at the Chaco plant will fluctuate directly with the monthly price of NGLs.

    WE WILL BE MATERIALLY AND ADVERSELY AFFECTED IF WE CANNOT NEGOTIATE AN EXTENSION OR A REPLACEMENT ON COMMERCIALLY REASONABLE TERMS OF APPROXIMATELY 900 MILES OF RIGHTS-OF-WAY UNDERLYING THE SAN JUAN GATHERING SYSTEM.

     Approximately 900 miles of the San Juan gathering system benefits from rights-of-way granted over Native American lands. Those rights-of-way expire in 2005. Although these rights-of-way have been renewed in the past, these rights-of-way may not continue to be renewed on commercially reasonable terms, or on any terms. If these rights-of-way are not renewed or if the fees for these rights-of-way increase substantially, the effect on us will be adverse and material.

    WE WILL BE MATERIALLY AND ADVERSELY AFFECTED IF WE CANNOT NEGOTIATE AN EXTENSION OR REPLACEMENT ON COMMERCIALLY REASONABLE TERMS OF THREE MATERIAL CONTRACTS WHICH ACCOUNT FOR APPROXIMATELY 70 PERCENT OF THE VOLUME ATTRIBUTABLE TO THE SAN JUAN GATHERING SYSTEM AND WHICH EXPIRE BETWEEN 2006 AND 2008.

     For the six months ended June 30, 2002, approximately 70 percent of the volume attributable to the San Juan gathering system is derived from contracts with three major customers, Burlington Resources, Conoco and BP. These contracts expire in 2008, 2006, and 2006. If we are not able to successfully negotiate replacement contracts, or if the replacement contracts are on less favorable terms, the effect on us will be adverse and material. The following table indicates the percentage revenue generated by each contract in relation to the indicated denominator for the six months ended June 30, 2002:

                                                          BURLINGTON
                     BASE REVENUE                         RESOURCES    CONOCO     BP     TOTAL
                     ------------                         ----------   ------   ------   ------
San Juan gathering revenue.............................     30.47%     19.25%   14.11%   63.83%
Total revenue of San Juan assets.......................      8.53%      5.39%    3.95%   17.87%
Pro forma total revenue of El Paso Energy Partners,
  L.P..................................................      4.20%      2.66%    1.95%    8.81%

     A NATURAL DISASTER, CATASTROPHE OR OTHER INTERRUPTION EVENT INVOLVING US COULD RESULT IN SEVERE PERSONAL INJURY, PROPERTY DAMAGE AND ENVIRONMENTAL DAMAGE, WHICH COULD CURTAIL OUR OPERATIONS AND OTHERWISE ADVERSELY AFFECT OUR ASSETS AND CASH FLOW.

     Some of our operations involve higher risks of severe personal injury, property damage and environmental damage, which could curtail our operations and otherwise expose us to liability and adversely affect our cash flow. For example, our natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch. We also operate oil and natural gas facilities located underwater in the Gulf of Mexico, which can involve complexities, such as extreme water pressure. Virtually all of our operations are exposed to the elements, including hurricanes, tornadoes, storms, floods and earthquakes.

     If one or more facilities that we own or that deliver oil, natural gas or other products to us is damaged by severe weather or any other disaster, accident, catastrophe or event, our operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply our facilities or other stoppages arising from factors beyond our control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Additionally, some of our storage contracts obligate us to indemnify our customers for any damage or injury occurring during the period in which the customers' natural gas is in our possession. Any event that interrupts the fees generated by our energy infrastructure assets, or which causes us to make significant expenditures not covered by insurance, could adversely impact the market price of our debt and equity securities and the amount of cash available for payment of the debt securities and distribution to our limited partners. Additionally, the proceeds of any property and business interruption insurance maintained by us may not be paid in a timely manner or be in an amount sufficient to meet our needs if such an event were to occur, and we may not be able to renew it or other desirable insurance on commercially reasonable terms, if at all.

     OUR USE OF DERIVATIVE FINANCIAL INSTRUMENTS COULD RESULT IN FINANCIAL
     LOSSES.

     We try to limit a portion of the adverse effects resulting from changes in oil and natural gas commodity prices and interest rates by using financial derivative instruments and other hedging mechanisms from time to time, although there are times when we do not have any hedging mechanisms in place. To the extent we hedge our commodity price exposure and interest rate exposure, we forego the benefits we would otherwise experience if commodity prices were to increase or interest rates were to decrease. In addition, we could experience losses resulting from our hedging and other derivative positions. Such losses could occur under various circumstances, including if our counterparty does not perform its obligations under the hedge arrangement, our hedge is imperfect, or our hedging policies and procedures are not followed.

     WE CANNOT CAUSE OUR JOINT VENTURES TO TAKE OR NOT TO TAKE CERTAIN ACTIONS UNLESS SOME OR ALL OF THE JOINT VENTURE PARTICIPANTS AGREE.

     Due to the nature of joint ventures, each participant (including us) in each of our joint ventures, including Poseidon and Deepwater Gateway, has made substantial investments (including contributions and other commitments) in that joint venture and, accordingly, has required that the relevant charter documents contain certain features designed to provide each participant with the opportunity to participate in the management of the joint venture and to protect its investment in that joint venture, as well as any other assets that may be substantially dependent on or otherwise affected by the activities of that joint venture. These participation and protective features include a corporate governance structure that requires at least a majority in interest vote to authorize many basic activities and requires a greater voting interest (sometimes up to 100 percent) to authorize more significant activities. Examples of these more significant activities are large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money or otherwise raising capital, transactions with affiliates of a joint venture participant, litigation and transactions not in the ordinary course of business, among others. Thus, without the concurrence of joint venture participants with enough voting interests, we cannot cause our joint ventures to take or not to take certain actions, even though those actions may be in the best interest of the particular joint venture or us. As of September 30, 2002, our aggregate investments in Deepwater Gateway and Poseidon totaled $27.0 million and $31.2 million.

     BECAUSE WE DEPEND UPON EL PASO CORPORATION AND ITS AFFILIATES FOR EMPLOYEES TO MANAGE OUR BUSINESS AND AFFAIRS, A DECREASE IN THE AVAILABILITY OF EMPLOYEES FROM EL PASO CORPORATION AND ITS AFFILIATES COULD ADVERSELY AFFECT US.

     We have no employees. In managing our business and affairs, our general partner relies on employees of El Paso Corporation and its affiliates under a General and Administrative Services Agreement between our general partner, on one hand, and subsidiaries of El Paso Corporation, on the other hand. Those employees will act on behalf of and as agents for us. A decrease in the availability of employees from El Paso Corporation and its affiliates could adversely affect us.

     ARTHUR ANDERSEN LLP, THE PUBLIC ACCOUNTANTS THAT AUDITED THE 2000 FINANCIAL STATEMENTS OF OUR JOINT VENTURE POSEIDON OIL PIPELINE COMPANY, L.L.C., HAS BEEN CONVICTED OF A FELONY AND HAS NOT CONSENTED TO OUR USE OF THEIR OPINION, WHICH MAY ADVERSELY AFFECT THE ABILITY OF ARTHUR ANDERSEN LLP TO SATISFY ANY CLAIMS THAT MAY ARISE OUT OF ARTHUR ANDERSEN LLP'S AUDIT OF POSEIDON'S FINANCIAL STATEMENTS.

     Arthur Andersen LLP is the independent public accountant that audited the financial statements of our Poseidon joint venture for the years ended December 31, 1999 and 2000. Arthur Andersen LLP was recently convicted of obstruction of justice in connection with the U.S. government's investigation of Enron Corp. Events arising out of this conviction may adversely affect the ability of Arthur Andersen LLP to satisfy any claims that may arise out of Arthur Andersen LLP's audits of Poseidon's financial statements. Additionally, because the personnel responsible for the audit of Poseidon's financial statements are no longer employed by Arthur Andersen LLP, we have not received Arthur Andersen LLP's consent with respect to the inclusion of those financial statements and the related audit report; accordingly, if those financial statements are inaccurate, your ability to make a claim against Arthur Andersen LLP may be limited or prohibited.

     UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN THE CIRCUMSTANCES DESCRIBED BELOW, INCLUDING POTENTIALLY HAVING LIABILITY FOR THE RETURN OF WRONGFUL DISTRIBUTIONS.

     Unitholders may be required to repay any amounts wrongfully returned or distributed to them under some circumstances. Under Delaware law, we may not make a distribution to unitholders if the distribution causes our liabilities, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, to exceed the fair value of our assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

     EL PASO CORPORATION AND ITS SUBSIDIARIES HAVE CONFLICTS OF INTEREST WITH
     US.

     We have potential and existing conflicts of interest with El Paso Corporation and its affiliates in four general areas:

     - we often enter into transactions with each other, including some relating to operating and managing assets, acquiring and selling assets, and performing services;

     - we often share personnel, assets, systems and other resources;

     - from time to time, we compete for business and customers; and

     - from time to time, we both may have an interest in acquiring the same asset, business or other business opportunity.

     We expect to continue to enter into substantial transactions and other activities with El Paso Corporation and its subsidiaries because of the businesses and areas in which we and El Paso Corporation currently operate, as well as those in which we plan to operate in the future. Some more recent transactions in which we, on the one hand, and El Paso Corporation and its subsidiaries, on the other hand, had a conflict of interest include:

     - in July 2002, we signed a letter of intent to acquire the San Juan assets from El Paso Corporation for approximately $782 million;

     - in April 2002, we acquired the EPN Holding assets from El Paso Corporation for approximately $735 million of total consideration;

     - in October 2001, we acquired interests in the titleholder of, and other interests in, the Chaco cryogenic natural gas processing plant in New Mexico from a subsidiary of El Paso Corporation, among others;

     - in October 2001, we purchased the remaining 50 percent equity interest that we did not already own in Deepwater Holdings, L.L.C. from a subsidiary of El Paso Corporation;

     - in May 2001, we purchased our general partner's 1.01 percent non-managing interest owned in twelve of our subsidiaries;

     - in February 2001, we purchased fee-based NGL transportation and fractionation assets located in south Texas from subsidiaries of El Paso Corporation;

     - in January and April 2001, we and Deepwater Holdings sold our interests in several offshore Gulf of Mexico assets as a result of an FTC order related to El Paso Corporation's merger with The Coastal Corporation; and

     - pursuant to a general and administrative services agreement, subsidiaries of El Paso Corporation provide us with administrative, operational and other services.

     In addition, we and El Paso Corporation and its subsidiaries share and, therefore will compete for, the time and effort of El Paso Corporation personnel who provide services to us, including directors, officers and other personnel. Officers of our general partner and its subsidiaries do not, and will not be required to, spend any specified percentage or amount of time on El Paso Energy Partners' business. Since these shared officers and directors function as both our representatives and those of El Paso Corporation and its subsidiaries, conflicts of interest could arise between El Paso Corporation and its subsidiaries, on the one hand, and us and our unitholders, on the other. Additionally, some of these shared officers and directors own and are awarded from time to time financial shares, or options to purchase shares, of El Paso Corporation; accordingly, their financial interests may not always be aligned completely with ours or those of our limited partners.

     Some other situations in which an actual or potential conflict of interest arises between us, on the one hand, and our general partner and its affiliates (including El Paso Corporation), on the other hand, and there is a benefit to our general partner or its subsidiaries in which neither us nor our limited partners will share include:

     - compensation paid to our general partner, which includes incentive distributions and reimbursements for reasonable general and administrative expenses;

     - payments to our general partner and its affiliates for any services rendered to El Paso Energy Partners or on its behalf;

     - our general partner's determination of which direct and indirect costs it must reimburse; and

     - our general partner's determination to establish cash reserves under certain circumstances and thereby decrease cash available for distributions to unitholders.

     In addition, El Paso Corporation's beneficial ownership interest in our outstanding partnership interests could have a substantial effect on the outcome of some actions requiring partner approval. Accordingly, subject to certain minimum legal requirements, El Paso Corporation makes the final determination regarding how any particular conflict of interest is resolved.

     The interests of El Paso Corporation and its subsidiaries may not always be aligned with our interest, and, accordingly, they may not always act in your best interest. El Paso Corporation is neither contractually nor legally bound to use us as its primary vehicle for growth and development of midstream energy assets, and may reconsider at any time, without notice. Further, El Paso Corporation is not required to pursue any business strategy that will favor our business opportunities over the business opportunities of El Paso Corporation or any of its affiliates (or any of its other competitors acquired by El Paso Corporation). In fact, El Paso Corporation may have financial motives to favor our competitors. El Paso Corporation and its subsidiaries (many of which are wholly owned) operate in some of the same lines of business and in some of the same geographic areas in which we operate.

     (b) Measures used to evaluate performance

     Many different measures are used to evaluate the performance of businesses. Different measures are used to evaluate different characteristics and time horizons, like a business's past, present or future earnings, cash flow, growth or liquidity. Some measures are, or are based on or derived from, concepts from generally accepted accounting principles (GAAP) and some measures are based on non-GAAP concepts. No single measure or combination of measures should be used to evaluate the performance of all businesses or to evaluate all aspects of a particular business. The appropriate measure must be determined by each evaluator based on the purpose of their evaluation and the facts and circumstances of the business being analyzed.

     The users of financial information, commercial lender, retail or institutional investor, analyst or member of management, and others, determine which performance measure may be relevant to determine the ability of a business to grow, pay dividends or other distributions, or to meet its current and future obligations, including debt obligations.

     For instance, commercial and institutional lenders tend to focus more on the ability of a business to generate sufficient cash to meets its debt obligations as they become due. Accordingly, our revolving credit agreement and indentures utilize earnings before interest expense and income taxes further adjusted for depreciation, depletion and amortization and other items, or Adjusted EBITDA to represent a measure of cash flows from current operations.

     Equity investors in master limited partnerships (MLPs) generally focus on the capacity of a business to pay distributions or to grow the business, or both. As a result, our ability to generate cash from operations of the business to cover distributions as well as to pursue growth opportunities is an important measure of our performance. To identify cash from operations we have adapted the Adjusted EBITDA, measure discussed above.

     Management tends to have a broader view, taking into account the needs and perspectives of the many different users of our financial data. For that reason, we have used measures to evaluate the performance of our business that we felt were appropriate for the various users of the financial data provided in our earnings releases and our filings with the SEC.

     We believe these alternative performance measures provide additional information which may be used to better understand our operations. These measures are used as a supplemental financial measurement in the evaluation of our business and should not be considered as alternatives to GAAP measures as indicators of our operating performance or as measures of our liquidity, and may not be comparable to measurements used by different companies. We have included the following table to reconcile the measures we use to evaluate performance with those developed from GAAP (in thousands; unaudited):

                                                                                        FOR THE YEAR ENDED
                                                    SIX MONTHS      SIX MONTHS             DECEMBER 31,
                                                       ENDED           ENDED       -----------------------------
                                                   JUNE 30, 2002   JUNE 30, 2001     2001       2000      1999
                                                   -------------   -------------   --------   --------   -------
Net income.......................................    $ 47,871         $24,817      $ 55,149   $ 20,497   $18,817
Plus: Interest and debt expense..................      33,292          19,623        41,542     46,820    35,323
     Minority interest...........................           5             100           100         95       197
     Income tax benefit..........................          --              --            --       (305)     (435)
Less: Income (loss) from discontinued
  operations.....................................       4,445            (470)        1,097       (252)       --
                                                     --------         -------      --------   --------   -------
EBIT.............................................    $ 76,723         $45,010      $ 95,694   $ 67,359   $53,902
                                                     ========         =======      ========   ========   =======
EBIT.............................................    $ 76,723         $45,010      $ 95,694   $ 67,359   $53,902
Plus:Depreciation, depletion and amortization....      30,665          16,374        34,778     27,743    30,630
     Asset impairment charge.....................          --           3,921         3,921         --        --
                                                     --------         -------      --------   --------   -------
EBITDA...........................................    $107,388         $65,305      $134,393   $ 95,102   $84,532
                                                     ========         =======      ========   ========   =======

EBITDA...........................................    $107,388         $65,305      $134,393   $ 95,102   $84,532
Plus:Cash distributions from unconsolidated
     affiliates..................................       9,180          17,182        35,062     33,960    46,180
    Net cash payment received from El Paso
       Corporation...............................       3,799           3,792         7,404         --        --
     Insurance proceeds..........................          --              --            --      5,000        --
    Discontinued operations of prince
    facilities...................................       6,508            (327)        6,556         --        --
     Loss on sale of Gulf of Mexico assets.......          --          11,251        11,878         --        --
Less: Earnings from unconsolidated affiliates....       7,373            (344)        8,449     22,931    32,814
     Litigation resolution.......................          --              --            --      2,250    (2,250)
     Hedged items................................          --              --            --      1,619    (1,619)
     Gain on sale of assets......................          --              --            --         --    10,103
    Non-cash earnings related to future payments
from
       El Paso Corporation.......................          --          25,404        25,404         --        --
     Other items.................................          --              --            --        157       359
                                                     --------         -------      --------   --------   -------
Adjusted EBITDA / Performance cash flows(1)......    $119,502         $72,143      $161,440   $107,105   $91,305
                                                     ========         =======      ========   ========   =======

---------------
(1) Adjusted EBITDA (or Performance cash flows) is determined by taking EBITDA and adding or subtracting, as appropriate, cash distributions from unconsolidated affiliates; earnings from unconsolidated affiliates; gains and losses on asset sales; and other nonrecurring items.

     (c) Financial statements of the businesses to be acquired.

     The audited combined financial statements of El Paso Field Services' San Juan Gathering and Processing Businesses, Typhoon Gas Pipeline, Typhoon Oil Pipeline, and Coastal Liquids Partners' NGL Business for the years ended December 31, 2001, 2000 and 1999 are included in our Current Report on Form 8-K filed August 12, 2002, which is incorporated herein by reference. Also included in the August 12, 2002, Form 8-K are the unaudited combined financial statements for these businesses for the quarters ended March 31, 2002 and 2001.

     In order to update the financial information previously provided, we are providing the unaudited condensed combined financial statements of El Paso Field Services' San Juan Gathering and Processing Businesses, Typhoon Gas Pipeline, Typhoon Oil Pipeline, and Coastal Liquids Partners' NGL Business at June 30, 2002 and December 31, 2001 and for the six months ended June 30, 2002 and 2001.

      EL PASO FIELD SERVICES' SAN JUAN GATHERING AND PROCESSING BUSINESSES
                              TYPHOON GAS PIPELINE
                              TYPHOON OIL PIPELINE
                     COASTAL LIQUIDS PARTNERS' NGL BUSINESS

                    CONDENSED COMBINED FINANCIAL STATEMENTS
               AT JUNE 30, 2002 AND DECEMBER 31, 2001 AND FOR THE
                    SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                  (UNAUDITED)

      EL PASO FIELD SERVICES' SAN JUAN GATHERING AND PROCESSING BUSINESSES
                              TYPHOON GAS PIPELINE
                              TYPHOON OIL PIPELINE
                     COASTAL LIQUIDS PARTNERS' NGL BUSINESS

                       CONDENSED COMBINED BALANCE SHEETS
                           (IN THOUSANDS; UNAUDITED)

                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
                                       ASSETS
Current assets
  Accounts receivable
     Trade, net of allowance of $3,140 and $2,298...........  $ 48,486     $ 35,789
     Affiliates.............................................     4,309        2,742
  Natural gas imbalance receivable..........................     4,874        9,395
  Other current assets......................................       992        2,573
                                                              --------     --------
          Total current assets..............................    58,661       50,499
Property, plant and equipment, net..........................   420,000      410,770
Investment in unconsolidated affiliate......................     1,295        3,017
Investment in transportation agreements.....................    16,656       17,121
Noncurrent imbalance receivable.............................     1,894           --
                                                              --------     --------
          Total assets......................................  $498,506     $481,407
                                                              ========     ========

                       LIABILITIES AND OWNERS' NET INVESTMENT
Current liabilities
  Accounts payable
     Trade..................................................  $ 29,182     $ 20,283
     Affiliates.............................................     6,579        8,968
  Natural gas imbalance payable.............................    14,280       15,268
  Current deferred revenue from processing agreement........     6,075        6,075
  Other current liabilities.................................     8,859        8,859
                                                              --------     --------
          Total current liabilities.........................    64,975       59,453
  Deferred revenue from processing agreement................   111,122      114,159
  Other noncurrent liabilities..............................     6,155        9,344
                                                              --------     --------
          Total liabilities.................................   182,252      182,956
                                                              --------     --------
Commitments and contingencies
Accumulated other comprehensive income......................       611        2,355
Owners' investment..........................................   315,643      296,096
                                                              --------     --------
          Total owners' net investment......................   316,254      298,451
                                                              --------     --------
          Total liabilities and owners' net investment......  $498,506     $481,407
                                                              ========     ========

                            See accompanying notes.

      EL PASO FIELD SERVICES' SAN JUAN GATHERING AND PROCESSING BUSINESSES
                              TYPHOON GAS PIPELINE
                              TYPHOON OIL PIPELINE
                     COASTAL LIQUIDS PARTNERS' NGL BUSINESS

                    CONDENSED COMBINED STATEMENTS OF INCOME
                           (IN THOUSANDS; UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
Operating revenues
  Gathering and processing..................................  $225,399   $132,371
  Liquid transportation and fractionation...................     5,914      9,174
                                                              --------   --------
                                                               231,313    141,545
                                                              --------   --------
Operating expenses
  Cost of natural gas and oil...............................   164,765     34,835
  Operation and maintenance.................................    25,210     28,126
  Depreciation and amortization.............................    12,171     10,702
  Taxes other than income...................................     1,679      1,693
                                                              --------   --------
                                                               203,825     75,356
                                                              --------   --------
Operating income............................................    27,488     66,189
Earnings from unconsolidated affiliate......................       528        667
                                                              --------   --------
Earnings before income taxes................................    28,016     66,856
Income tax expense..........................................       273         --
                                                              --------   --------
Net income..................................................  $ 27,743   $ 66,856
                                                              ========   ========

                            See accompanying notes.

      EL PASO FIELD SERVICES' SAN JUAN GATHERING AND PROCESSING BUSINESSES
                              TYPHOON GAS PIPELINE
                              TYPHOON OIL PIPELINE
                     COASTAL LIQUIDS PARTNERS' NGL BUSINESS

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS; UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                               -------------------
                                                                 2002       2001
                                                               --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................   $ 27,743   $ 66,856
Adjustments to reconcile net income to cash provided by
  operating activities
  Depreciation and amortization.............................     12,171     10,702
  Deferred income tax expense...............................        273         --
  Amortization of deferred revenue from processing
     agreement..............................................     (3,037)        --

Distributed earnings of unconsolidated affiliate
  Earnings from unconsolidated affiliate....................       (528)      (667)
  Distributions from unconsolidated affiliate...............      2,250         --
Working capital changes:
     (Increase) decrease in accounts receivable.............    (14,264)     6,294
     (Increase) decrease in natural gas imbalance
      receivable............................................      4,521        (80)
     (Decrease) increase in accounts payable and other
      current liabilities...................................      6,510     (2,376)
     (Decrease) increase in natural gas imbalance payable...       (988)     1,926
     Decrease in other current assets.......................       (163)      (361)
  Non-working capital changes:
     Net change in noncurrent assets and liabilities........     (5,356)       279
                                                               --------   --------
       Net cash provided by operating activities............     29,132     82,573
                                                               --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures........................................    (20,936)   (30,212)
                                                               --------   --------
       Net cash used in investing activities................    (20,936)   (30,212)
                                                               --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash distributions to owners............................     (8,196)   (52,361)
                                                               --------   --------
       Net cash used in financing activities................     (8,196)   (52,361)
                                                               --------   --------
Net change in cash and cash equivalents.....................         --         --
Cash and cash equivalents
  Beginning of period.......................................         --         --
                                                               --------   --------
  End of period.............................................   $     --   $     --
                                                               ========   ========

                            See accompanying notes.

      EL PASO FIELD SERVICES' SAN JUAN GATHERING AND PROCESSING BUSINESSES
                              TYPHOON GAS PIPELINE
                              TYPHOON OIL PIPELINE
                     COASTAL LIQUIDS PARTNERS' NGL BUSINESS

             CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME AND CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME
                           (IN THOUSANDS; UNAUDITED)

  COMPREHENSIVE INCOME

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                2002         2001
                                                              --------   ------------
Net income..................................................  $27,743      $66,856
Other comprehensive income (loss)...........................   (1,744)         405
                                                              -------      -------
Total comprehensive income..................................  $25,999      $67,261
                                                              =======      =======

  ACCUMULATED OTHER COMPREHENSIVE INCOME

                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
Beginning balance...........................................  $ 2,355      $    --
  Unrealized mark-to-market gains (losses) arising during
     the period.............................................   (6,204)       4,224
  Reclassification adjustments for changes in initial value
     of derivative instruments to settlement date...........    4,460       (1,869)
                                                              -------      -------
Ending balance..............................................  $   611      $ 2,355
                                                              =======      =======

                            See accompanying notes.

      EL PASO FIELD SERVICES' SAN JUAN GATHERING AND PROCESSING BUSINESSES
                              TYPHOON GAS PIPELINE
                              TYPHOON OIL PIPELINE
                     COASTAL LIQUIDS PARTNERS' NGL BUSINESS

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     The terms "we," "our" or "us" as used in these notes to the condensed combined financial statements, refer collectively to El Paso Field Services' San Juan Gathering and Processing Businesses, Typhoon Gas Pipeline, Typhoon Oil Pipeline and Coastal Liquids Partners' NGL Business on a combined basis.

     Our December 31, 2001, audited combined financial statements, as presented in the El Paso Energy Partners, L.P. Current Report on Form 8-K dated August 12, 2002, include a summary of our significant accounting policies and other disclosures. You should read it in conjunction with these financial statements. The condensed combined financial statements at June 30, 2002 and for the six months ended June 30, 2002 and 2001, are unaudited.

     The accompanying financial statements have been prepared from the historical accounting records of El Paso Field Services and El Paso CGP Company (formerly The Coastal Corporation) and are presented on a carve-out basis to include the historical operations applicable to El Paso Field Services' San Juan Gathering and Processing Businesses, Typhoon Gas Pipeline, Typhoon Oil Pipeline and Coastal Liquids Partners' NGL Business. In this context, no direct owner relationship existed among these businesses. Accordingly, the net investment in these businesses (owners' net investment) is shown in lieu of owners' equity in the financial statements. In addition, prior period information presented in these financial statements includes reclassifications which were made to conform to the current period presentation. These reclassifications have no effect on our previously reported net income or owners' net investments.

     In January 2001, El Paso CGP Company, the parent of Typhoon Oil Pipeline, Typhoon Gas Pipeline and Coastal Liquids Partners' NGL Business, merged with El Paso Corporation, in a transaction accounted for as a pooling of interests. Under pooling accounting, the historical operations of El Paso CGP Company are included with those of El Paso Corporation as if they had always operated as a combined entity. As a result, the historical accounting records for Typhoon Oil Pipeline, Typhoon Gas Pipeline and Coastal Liquids Partners' NGL Business are considered to have been under common control as of and for each of the periods presented.

     These financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission and do not include all disclosures required by accounting principles generally accepted in the United States. In our opinion, we have made adjustments, all of which are of a normal recurring nature, to fairly present our interim period results. Information for any interim period may not necessarily indicate the results of operations for the entire year due to the seasonal nature of our businesses.

     Our accounting policies are consistent with those discussed in our 2001 audited financial statements.

      EL PASO FIELD SERVICES' SAN JUAN GATHERING AND PROCESSING BUSINESSES
                              TYPHOON GAS PIPELINE
                              TYPHOON OIL PIPELINE
                     COASTAL LIQUIDS PARTNERS' NGL BUSINESS

        NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

2.  PROPERTY, PLANT AND EQUIPMENT

     The following reflects the carrying value of property, plant and equipment (in thousands):

                                                               JUNE 30,     DECEMBER 31,
                                                                 2002           2001
                                                              -----------   ------------
Transmission and gathering pipelines........................   $676,955       $671,024
Construction work in progress...............................     35,041         20,036
                                                               --------       --------
                                                                711,996        691,060
Less accumulated depreciation...............................    291,996        280,290
                                                               --------       --------
Total property, plant and equipment, net....................   $420,000       $410,770
                                                               ========       ========

3.  ACCOUNTING FOR HEDGING ACTIVITIES

     The majority of our commodity sales and purchases are at spot market or forward market prices. We use derivative instruments to limit our exposure to fluctuations in the commodity markets and allow for a fixed cash flow stream. Beginning in 2001, as required by Statement of Financial Accounting Standards
(SFAS) No. 133 Accounting for Derivative Instruments and Hedging Activities, we measure these derivative instruments at their fair value and classify them as either assets or liabilities on our balance sheet, with a corresponding offset to other comprehensive income. The value of cash flow hedges included in accumulated other comprehensive income was an unrealized gain of $0.6 million and $2.4 million at June 30, 2002, and December 31, 2001. The impact of our hedging activities reflected in revenues for the six months ended June 30, 2002 was $2.7 million. There were no hedging activities during the six months ended June 30, 2001. For the six months ended June 30, 2002, we reclassified a gain of $4.5 million from accumulated other comprehensive income to earnings. We estimate that the amounts in accumulated other comprehensive income will be reclassified into income within the next twelve months. Reclassifications occur upon the physical sale of the hedged commodity and the corresponding expiration of the hedge. For 2002 and 2001, there was no ineffectiveness in our cash flow hedges. At June 30, 2002, our cash flow hedges extended through December 2002.

4.  TRANSACTIONS WITH AFFILIATES

     We enter into various types of transactions with affiliates in the normal course of business on market-related terms and conditions including selling natural gas and oil to and purchasing natural gas and oil from affiliates. In addition, our owners allocate to us general and administrative costs incurred on our behalf.

     We had the following affiliated transactions for the six months ended June 30, 2002 and 2001 (in thousands):

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
Revenues with affiliates....................................  $ 9,451   $22,734
Expenses with affiliates....................................  $22,065   $ 8,099

      EL PASO FIELD SERVICES' SAN JUAN GATHERING AND PROCESSING BUSINESSES
                              TYPHOON GAS PIPELINE
                              TYPHOON OIL PIPELINE
                     COASTAL LIQUIDS PARTNERS' NGL BUSINESS

        NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     We had the following receivable and payable balances with our affiliates at June 30, 2002 and December 31, 2001 (in thousands):

                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
Accounts receivable.........................................   $4,309       $2,742
Accounts payable............................................   $6,579       $8,968

5.  INCOME TAXES

     The following table reflects the components of income tax expense for our taxable entity, Typhoon Gas Pipeline, for the six months ended June 30, 2002 (in thousands):

                                                              SIX MONTHS
                                                                ENDED
                                                               JUNE 30,
                                                              ----------
                                                                 2002
                                                              ----------
Current.....................................................     $ --
Deferred....................................................      273
                                                                 ----
          Total income tax expense..........................     $273
                                                                 ====

     Total income tax expense approximates the amount computed by applying the statutory federal income tax rate (35 percent) to income before income taxes to our taxable entities plus applicable state taxes.

     Typhoon Gas Pipeline was placed in service during the third quarter of 2001, and therefore, had no tax expense for the six months ended June 30, 2001.

6.  COMMITMENTS AND CONTINGENCIES

  LEGAL PROCEEDINGS

     As of June 30, 2002 and December 31, 2001, we did not have any reserves related to legal matters. While we are a named defendant in lawsuits and a named party in governmental proceedings arising in the ordinary course of our business, the outcome of these matters cannot be predicted with certainty, based on information known to date. We do not expect the ultimate resolution of these matters will have a material adverse effect on our financial position, operating results or cash flows.

  ENVIRONMENTAL

     We are subject to extensive federal, state, and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. We have approximately $5.0 million and $5.2 million recorded for environmental matters at June 30, 2002 and December 31, 2001.

     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws, regulations and claims for damages to property, employees, other persons and the environment resulting from current or past operations, could result in substantial costs and

      EL PASO FIELD SERVICES' SAN JUAN GATHERING AND PROCESSING BUSINESSES
                              TYPHOON GAS PIPELINE
                              TYPHOON OIL PIPELINE
                     COASTAL LIQUIDS PARTNERS' NGL BUSINESS

        NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

liabilities in the future. As new information becomes available, or relevant developments occur, we will review our accruals and make any appropriate adjustments.

  LEASE AGREEMENT

     We have an operating lease for the Chaco natural gas processing facility that ends in October 2002. In accordance with the original construction financing agreements, we have the right to purchase the Chaco plant at the end of the lease term for approximately $77 million. If we do not exercise this repurchase right, we will be required to pay a forfeiture penalty. We are currently negotiating the extension of this agreement. The lease agreement will be terminated upon completion of the proposed purchase of El Paso Field Services' San Juan Gathering and Processing Businesses by El Paso Energy Partners.

7.  SUBSEQUENT EVENT

     On July 16, 2002, a letter of intent was entered into regarding the proposed sale of us to El Paso Energy Partners, L.P. for total consideration of approximately $782 million, subject to adjustment primarily for working capital and capital expenditures. The parties' obligations under the letter of intent are subject to the satisfaction of specified conditions, including negotiating and executing definitive agreements, obtaining other third-party approvals and consents, obtaining satisfactory results from ongoing due diligence and El Paso Energy Partners obtaining satisfactory financing terms.

     (d) Pro forma financial statements(1)

     We are providing the accompanying unaudited pro forma condensed consolidated and combined financial statements to (i) reflect the expected issuance of long-term debt and equity to generate cash proceeds and (ii) reflect the use of such proceeds for the acquisition from El Paso Corporation of the assets described in the financial statements included in (c) above which we refer to as the San Juan assets. We have assumed that our financing will be comprised of 50 percent debt and 50 percent equity since it is our expressed intent to finance our growth in this manner and we believe such outcome to be probable.

     The unaudited pro forma condensed consolidated and combined financial statements are not necessarily indicative of the consolidated financial position or results of operations that we might have realized had the transactions been completed at the beginning of the earliest period presented, nor do they necessarily indicate our consolidated operating results and financial position for any future period.

     The accompanying Notes to the Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements explain the assumptions used in preparing the financial information. Accounting policy differences were not material and, accordingly, such adjustments have not been included in these statements.

     The unaudited pro forma financial information gives effect to the following transactions as if they had occurred as of the beginning of the period presented or as of the balance sheet date:

          (1) The expected issuance of long-term debt and equity totaling approximately $782 million.

          (2) The expected acquisition of the San Juan assets for a purchase price of $782 million, adjusted for capital expenditures and actual working capital acquired. The San Juan assets include gathering, compression and treating assets located in the San Juan Basin of New Mexico, offshore oil and natural gas pipelines located in the Gulf of Mexico and NGL assets located in Texas.

          (3) The issuance in May 2002 of 8 1/2% Senior Subordinated Notes for net proceeds of approximately $230 million, the issuance in April 2002 of common units for net proceeds of approximately $149 million, the use of $375 million of these proceeds to repay a portion of the EPN Holding term loan and the capital contribution from our general partner to maintain its 1% capital account balance.

          (4) The repayment in April 2002 of the limited recourse debt of approximately $95 million related to our Prince tension leg platform (TLP) with proceeds from borrowings on our revolving credit facility.

          (5) The acquisition in April 2002 of the EPGT Texas intrastate pipeline system and the El Paso Field Services' gathering and processing businesses, including 1,300 miles of gathering systems in the Permian Basin and a 42.3 percent non-operating interest in the Indian Basin natural gas processing and treating facility. Total consideration for this transaction was approximately $735 million consisting of a cash payment of approximately $420 million, the sale of our Prince TLP and our approximate 9 percent overriding royalty interest in the Prince Field with a fair value of approximately $190 million, the issuance of approximately $6 million of common units and the assumption of approximately $119 million of indebtedness. Our historical consolidated financial statements include the accounts and results of operations of these assets from the purchase date.

          (6) The acquisition in October 2001 of the remaining 50% equity interest that we did not already own in Deepwater Holdings. The High Island Offshore system and the East Breaks natural gas gathering system became indirect wholly-owned assets through this transaction. The total purchase price was approximately $81 million, consisting of $26 million cash and $55 million of assumed indebtedness. Our historical consolidated financial statements include the accounts and results of operations of these assets from the purchase date.

---------------

(1) The terms "we," "our" or "us" as used in these pro forma condensed consolidated and combined financial statements and related notes refer collectively to El Paso Energy Partners, L.P. on a consolidated basis.

          (7) The acquisition in October 2001 of interests in the titleholder of, and other interests in, the Chaco cryogenic natural gas processing plant for approximately $198.5 million. The total purchase price was composed of:

        - A payment of $77.0 million to acquire the Chaco plant from the bank group that provided the financing for the facility; and

        - A payment of $121.5 million to El Paso Field Services, L.P., an El Paso Corporation affiliate, in connection with the execution of a 20-year agreement relating to the processing capacity of the Chaco plant and dedication of natural gas gathered by El Paso Field Services.

          Our historical consolidated financial statements include the accounts and results of operations of this asset from the purchase date. However, upon completing the proposed acquisition of the San Juan assets, our future operating results will be significantly different than our operating results prior to the purchase as follows:

        - The fixed fee revenue of $0.134/dekatherm (Dth) for natural gas processed, currently received by the Chaco plant from El Paso Field Services, will be replaced with actual revenues derived from sales of natural gas on the open market, producing greater volatility in our revenues. Our revenues would have approximated $0.236/Dth, $0.263/Dth and $0.206/Dth had we operated the Chaco plant during the six months ended June 30, 2002 and the years ended December 31, 2001 and 2000.

        - We will no longer receive revenue from leasing the Chaco plant to El Paso Field Services. We recognized lease revenue of $543,000 for the six months ended June 30, 2002 and $598,000 for the year ended December 31, 2001.

        - The unamortized portion of our investment in the processing agreement with El Paso Field Services' San Juan Processing Businesses of $117 million will be offset by the unamortized portion of deferred revenue recorded by El Paso Field Services' San Juan Processing Businesses totaling $117 million, thereby eliminating future amortization expense related to this agreement.

          (8) The $133 million acquisition in February 2001 of the South Texas natural gas liquids transportation and fractionation assets from a subsidiary of El Paso Corporation. Our historical consolidated financial statements include the accounts and results of operations of these assets from the purchase date.

          (9) The exclusion of the (i) results of operations and losses on the disposition of Deepwater Holdings' interests in the Stingray and UTOS systems, and the West Cameron Dehydration facility; (ii) results of operations and losses on the disposition of our interests in Nautilus, Manta Ray Offshore, Nemo, Green Canyon and Tarpon as well as interests in two offshore platforms; and (iii) income of $25.4 million we recognized from the related payments from El Paso Corporation. Please see footnote
     (BB) to this table for further information.

                         EL PASO ENERGY PARTNERS, L.P.

     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEET
                                AT JUNE 30, 2002
                                 (IN THOUSANDS)

                                                               PRO FORMA
                                                               SAN JUAN                     PRO FORMA
                                                EL PASO          ASSET                      SAN JUAN           PRO FORMA
                                                 ENERGY       ACQUISITION       SAN JUAN      ASSET             EL PASO
                                             PARTNERS, L.P.    FINANCING         ASSETS    ACQUISITION           ENERGY
                                               HISTORICAL     ADJUSTMENTS         (C)      ADJUSTMENTS       PARTNERS, L.P.
                                             --------------   -----------       --------   -----------       --------------
                                                          ASSETS
Current Assets
  Cash and cash equivalents................    $   18,815      $391,000(A)      $     --    $(782,000)(D)      $   18,815
                                                                391,000(B)
                                                                  3,949(A)
                                                                 (3,949)(A)
  Accounts receivable, net
     Trade.................................        28,254            --           48,486      (48,486)(D)          28,254
     Affiliates............................        75,354            --            4,309       (4,309)(D)          75,354
  Other current assets.....................         4,910            --            5,866         (992)(D)           9,784
                                               ----------      --------         --------    ---------          ----------
          Total current assets.............       127,333       782,000           58,661     (835,787)            132,207
Property, plant and equipment, net.........     1,750,684            --          420,000      474,913(D)        2,645,597
Investment in processing agreement.........       116,944            --               --     (116,944)(E)              --
Investment in transportation agreement.....            --            --           16,656           --              16,656
Investment in unconsolidated affiliate.....        46,518            --            1,295           --              47,813
Other noncurrent assets....................        34,527            --            1,894           --              36,421
                                               ----------      --------         --------    ---------          ----------
          Total assets.....................    $2,076,006      $782,000         $498,506    $(477,818)         $2,878,694
                                               ==========      ========         ========    =========          ==========

                                             LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
  Accounts payable
     Trade.................................    $   17,221      $     --         $ 29,182    $ (29,182)(D)      $   17,221
     Affiliates............................        18,747            --            6,579       (6,579)(D)          18,747
  Accrued interest.........................        11,679            --               --           --              11,679
  Current deferred revenue from processing
     agreement.............................            --            --            6,075       (6,075)(E)              --
  Other current liabilities................        29,858            --           23,139       (8,859)(D)          44,138
                                               ----------      --------         --------    ---------          ----------
          Total current liabilities........        77,505            --           64,975      (50,695)             91,785
Revolving credit facility..................       521,000        (3,949)(A)           --           --             517,051
EPN Holding's credit facility..............       160,000            --               --           --             160,000
Long-term debt.............................       659,557       391,000(B)            --           --           1,050,557
Deferred revenue from processing
  agreement................................            --            --          111,122     (111,122)(E)              --
Other noncurrent liabilities...............        24,939            --            6,155           --              31,094
                                               ----------      --------         --------    ---------          ----------
          Total liabilities................     1,443,001       387,051          182,252     (161,817)          1,850,487
Commitments and contingencies
Minority interest..........................           906            --               --           --                 906
Partners' capital..........................       632,099       391,000(A)            --          253(E)        1,027,301
                                                                  3,949(A)
Owners' net investment.....................            --            --          316,254     (316,254)(D)              --
                                               ----------      --------         --------    ---------          ----------
          Total liabilities and partners'
            capital........................    $2,076,006      $782,000         $498,506    $(477,818)         $2,878,694
                                               ==========      ========         ========    =========          ==========

                         EL PASO ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                SUBTOTAL
                                                                 PRO FORMA        AFTER       PRO FORMA      PRO FORMA
                                          EL PASO                   EPN         PRO FORMA        EPN         SAN JUAN
                                           ENERGY       EPN       HOLDING          EPN         HOLDING         ASSET
                                         PARTNERS,    HOLDING      ASSET         HOLDING       CREDIT       ACQUISITION    SAN JUAN
                                            L.P.      ASSETS    ACQUISITION       ASSET       FACILITY       FINANCING      ASSETS
                                         HISTORICAL     (F)     ADJUSTMENTS    ACQUISITION   ADJUSTMENTS    ADJUSTMENTS      (O)
                                         ----------   -------   -----------    -----------   -----------    -----------    --------
Operating revenues.....................   $182,033    $72,236     $    --       $254,269       $    --       $     --      $231,313
Operating expenses
 Cost of natural gas and oil...........     39,501     21,466          --         60,967            --             --      164,765
 Operation and maintenance, net........     43,693     15,647          --         59,340            --             --       26,889
 Depreciation, depletion and
   amortization........................     30,665      6,700        (340)(G)     37,094            --             --       12,171
                                                                       69 (H)
                                          --------    -------     -------       --------       -------       --------      --------
                                           113,859     43,813        (271)       157,401            --             --      203,825
                                          --------    -------     -------       --------       -------       --------      --------
Operating income (loss)................     68,174     28,423         271         96,868            --             --       27,488
                                          --------    -------     -------       --------       -------       --------      --------
Other income (loss)
 Earnings from unconsolidated
   affiliates..........................      7,373         --          --          7,373            --             --          528
 Net gain on sale of assets............        315         --          --            315            --             --           --
 Other income (expense)................        861        (29)         --            832            --             --           --
                                          --------    -------     -------       --------       -------       --------      --------
                                             8,549        (29)         --          8,520            --             --          528
                                          --------    -------     -------       --------       -------       --------      --------
Income (loss) before interest, income
 taxes and other charges...............     76,723     28,394         271        105,388            --             --       28,016
                                          --------    -------     -------       --------       -------       --------      --------
Interest and debt expense..............     33,292         --       5,844 (I)     39,992        (3,687)(K)     15,899 (M)       --
                                                                      856 (J)                   (2,057)(K)        (69)(N)
                                                                                                 6,976 (L)
Minority interest......................          5         --          --              5            --             --           --
Income tax expense.....................         --         --          --             --            --             --          273
                                          --------    -------     -------       --------       -------       --------      --------
                                            33,297         --       6,700         39,997         1,232         15,830          273
                                          --------    -------     -------       --------       -------       --------      --------
Net income (loss) from continuing
 operations............................     43,426    $28,394     $(6,429)        65,391       $(1,232)      $(15,830)     $27,743
                                                      =======     =======                      =======       ========      ========
Allocation of net income from
 continuing operations to:
 Series B unitholders..................      7,182                                 7,182
 General Partner.......................     19,490                                19,710
                                          --------                              --------
 Limited partners......................   $ 16,754                              $ 38,499
                                          ========                              ========
Basic and diluted net income per unit
 from continuing operations............   $   0.40                              $   0.93
                                          ========                              ========
Weighted average basic and diluted
 units outstanding.....................     41,297                                41,297
                                          ========                              ========


                                          PRO FORMA      PRO FORMA
                                          SAN JUAN        EL PASO
                                            ASSET         ENERGY
                                         ACQUISITION     PARTNERS,
                                         ADJUSTMENTS       L.P.
                                         -----------     ---------
Operating revenues.....................   $(15,388)(P)   $469,204
                                              (990)
Operating expenses
 Cost of natural gas and oil...........    (15,388)(P)    213,382
                                             3,038(P)
 Operation and maintenance, net........       (543)(P)     82,648
                                            (3,038)(P)
 Depreciation, depletion and
   amortization........................      7,915 (Q)     57,180
                                          --------       --------
                                            (8,016)       353,210
                                          --------       --------
Operating income (loss)................     (8,362)       115,994
                                          --------       --------
Other income (loss)
 Earnings from unconsolidated
   affiliates..........................         --          7,901
 Net gain on sale of assets............         --            315
 Other income (expense)................         --            832
                                          --------       --------
                                                --          9,048
                                          --------       --------
Income (loss) before interest, income
 taxes and other charges...............     (8,362)       125,042
                                          --------       --------
Interest and debt expense..............         --         57,054
Minority interest......................         --              5
Income tax expense.....................         --            273
                                          --------       --------
                                                --         57,332
                                          --------       --------
Net income (loss) from continuing
 operations............................   $ (8,362)        67,710
                                          ========
Allocation of net income from
 continuing operations to:
 Series B unitholders..................                     7,182
 General Partner.......................                    27,299
                                                         --------
 Limited partners......................                  $ 33,229
                                                         ========
Basic and diluted net income per unit
 from continuing operations............                  $   0.57
                                                         ========
Weighted average basic and diluted
 units outstanding.....................                    57,887
                                                         ========

                         EL PASO ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                       PRO FORMA                      PRO FORMA
                                                                       DEEPWATER       DEEPWATER                    TRANSPORTATION
                                        EL PASO         DEEPWATER      HOLDINGS,       HOLDINGS,      PRO FORMA          AND
                                         ENERGY         HOLDINGS,        L.L.C.         L.L.C.          CHACO       FRACTIONATION
                                     PARTNERS, L.P.       L.L.C       DIVESTITURES    ACQUISITION       PLANT           ASSET
                                       HISTORICAL     HISTORICAL(R)   ADJUSTMENTS     ADJUSTMENTS    ADJUSTMENTS     ADJUSTMENTS
                                     --------------   -------------   ------------    -----------    -----------    --------------
Operating revenues.................     $193,406        $ 40,933        $(2,726)(S)     $    --        $20,299(X)       $5,042(Z)
Operating expenses
  Cost of natural gas and oil......       51,542              --             --              --             --              --
  Operation and maintenance, net...       33,279          16,740           (658)(S)          --          5,215(X)        1,368(Z)
  Depreciation, depletion and
    amortization...................       34,778           8,899           (323)(S)         422 (T)      6,512(X)          750(Z)
  Asset impairment charge..........        3,921              --             --              --             --              --
                                        --------        --------        -------         -------        -------          ------
                                         123,520          25,639           (981)            422         11,727           2,118
                                        --------        --------        -------         -------        -------          ------
Operating income (loss)............       69,886          15,294         (1,745)           (422)         8,572           2,924
                                        --------        --------        -------         -------        -------          ------
Other income (loss)
  Earnings from unconsolidated
    affiliates.....................        8,449              --             --           9,925 (U)         --              --
  Net (loss) gain on sale of
    assets.........................      (11,367)        (21,453)        21,453 (S)          --             --              --
  Other income (expense)...........       28,726              68             --              --             --              --
                                        --------        --------        -------         -------        -------          ------
                                          25,808         (21,385)        21,453           9,925             --              --
                                        --------        --------        -------         -------        -------          ------
Income (loss) before interest,
  income taxes and other charges...       95,694          (6,091)        19,708           9,503          8,572           2,924
                                        --------        --------        -------         -------        -------          ------
  Interest and debt expense........       41,542           5,936             --          (5,936)(V)      7,072(Y)        1,702(AA)
                                                                                          4,988 (W)
  Minority interest................          100              --             --              --             --              --
  Income tax benefit...............           --              --             --              --             --              --
                                        --------        --------        -------         -------        -------          ------
                                          41,642           5,936             --            (948)         7,072           1,702
                                        --------        --------        -------         -------        -------          ------
Net income (loss) from continuing
  operations.......................       54,052        $(12,027)       $19,708         $10,451        $ 1,500          $1,222
                                                        ========        =======         =======        =======          ======
Allocation of net income from
  continuing operations to:
  Series B unitholders.............       17,228
  General Partner..................       24,650
                                        --------
  Limited Partners.................     $ 12,174
                                        ========
Basic and diluted net income per
  unit from continuing
  operations.......................     $   0.35
                                        ========
Weighted average basic and diluted
  units outstanding................       34,376
                                        ========


                                     OTHER GULF OF
                                        MEXICO          PRO FORMA
                                      DIVESTITURE       AFTER 2001
                                      ADJUSTMENTS      TRANSACTIONS
                                     -------------     ------------
Operating revenues.................    $     --          $256,954
Operating expenses
  Cost of natural gas and oil......          --            51,542
  Operation and maintenance, net...          --            55,944
  Depreciation, depletion and
    amortization...................          --            51,038
  Asset impairment charge..........          --             3,921
                                       --------          --------
                                             --           162,445
                                       --------          --------
Operating income (loss)............          --            94,509
                                       --------          --------
Other income (loss)
  Earnings from unconsolidated
    affiliates.....................          --            18,374
  Net (loss) gain on sale of
    assets.........................      11,367 (BB)           --
  Other income (expense)...........     (25,404)(BB)        3,390
                                       --------          --------
                                        (14,037)           21,764
                                       --------          --------
Income (loss) before interest,
  income taxes and other charges...     (14,037)          116,273
                                       --------          --------
  Interest and debt expense........          --            55,304
  Minority interest................          --               100
  Income tax benefit...............          --                --
                                       --------          --------
                                             --            55,404
                                       --------          --------
Net income (loss) from continuing
  operations.......................    $(14,037)           60,869
                                       ========
Allocation of net income from
  continuing operations to:
  Series B unitholders.............                        17,228
  General Partner..................                        24,717
                                                         --------
  Limited Partners.................                      $ 18,924
                                                         ========
Basic and diluted net income per
  unit from continuing
  operations.......................                      $   0.55
                                                         ========
Weighted average basic and diluted
  units outstanding................                        34,376
                                                         ========

                         EL PASO ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                              SUBTOTAL
                                                              PRO FORMA         AFTER                       PRO FORMA
                                                                 EPN          PRO FORMA     PRO FORMA       SAN JUAN
                                                    EPN        HOLDING           EPN           EPN            ASSET
                                    PRO FORMA     HOLDING       ASSET          HOLDING       HOLDING       ACQUISITION
                                    AFTER 2001     ASSETS    ACQUISITION        ASSET        CREDIT         FINANCING
                                   TRANSACTIONS     (F)      ADJUSTMENTS     ACQUISITION   ADJUSTMENTS     ADJUSTMENTS
                                   ------------   --------   -----------     -----------   -----------     -----------
Operating revenues................   $256,954     $344,689    $     --        $601,643       $    --        $     --
Operating expenses
 Cost of natural gas and oil......     51,542      188,582          --         240,124            --              --
 Operation and maintenance, net...     55,944       66,615          --         122,559            --              --
 Depreciation, depletion and
   amortization...................     51,038       32,305      (2,236)(G)      81,383            --              --
                                                                   276 (H)
 Asset impairment charge..........      3,921           --          --           3,921            --              --
                                     --------     --------    --------        --------       -------        --------
                                      162,445      287,502      (1,960)        447,987            --              --
                                     --------     --------    --------        --------       -------        --------
Operating income (loss)...........     94,509       57,187       1,960         153,656            --              --
                                     --------     --------    --------        --------       -------        --------
Other income (loss)
 Earnings from unconsolidated
   affiliates.....................     18,374           --          --          18,374            --              --
 Net (loss) gain on sale of
   assets.........................         --           --          --              --            --              --
 Other income (expense)...........      3,390       (5,026)         --          (1,636)           --              --
                                     --------     --------    --------        --------       -------        --------
                                       21,764       (5,026)         --          16,738            --              --
                                     --------     --------    --------        --------       -------        --------
Income (loss) before interest,
 income taxes and other charges...    116,273       52,161       1,960         170,394            --              --
                                     --------     --------    --------        --------       -------        --------
 Interest and debt expense........     55,304           --      23,701 (I)      82,479        18,860 (L)      32,062 (M)
                                                                 3,474 (J)                    (9,968)(K)        (139)(N)
                                                                                              (6,645)(K)
 Minority interest................        100           --          --             100            --              --
 Income tax (benefit) expense.....         --          (24)         --             (24)           --              --
                                     --------     --------    --------        --------       -------        --------
                                       55,404          (24)     27,175          82,555         2,247          31,923
                                     --------     --------    --------        --------       -------        --------
Net income (loss) from continuing
 operations.......................     60,869     $ 52,185    $(25,215)         87,839       $(2,247)       $(31,923)
                                                  ========    ========                       =======        ========
Allocation of net income from
 continuing operations to:
 Series B unitholders.............     17,228                                   17,228
 General Partner..................     24,717                                   25,628
                                     --------                                 --------
 Limited Partners.................   $ 18,924                                 $ 44,983
                                     ========                                 ========
Basic and diluted net income per
 unit from continuing
 operations.......................   $   0.55                                 $   1.30
                                     ========                                 ========
Weighted average basic and diluted
 units outstanding................     34,376                                   34,535
                                     ========                                 ========


                                                 SAN JUAN
                                                   ASSET            EL PASO
                                                ACQUISITION          ENERGY
                                    SAN JUAN     PROFORMA        PARTNERS, L.P.
                                    ASSET (O)   ADJUSTMENTS         PROFORMA
                                    ---------   -----------      --------------
Operating revenues................  $324,996     $ (6,469)(P)       $899,273
                                                     (598)(P)
                                                  (20,299)(P)
Operating expenses
 Cost of natural gas and oil......   140,924       (6,469)(P)        376,098
                                                    1,519 (P)
 Operation and maintenance, net...    61,172       (4,311)(P)        172,686
                                                   (5,215)(P)
                                                   (1,519)(P)
 Depreciation, depletion and
   amortization...................    22,651       15,914 (Q)        119,948
 Asset impairment charge..........        --           --              3,921
                                    --------     --------           --------
                                     224,747          (81)           672,653
                                    --------     --------           --------
Operating income (loss)...........   100,249      (27,285)           226,620
                                    --------     --------           --------
Other income (loss)
 Earnings from unconsolidated
   affiliates.....................     2,177           --             20,551
 Net (loss) gain on sale of
   assets.........................        --           --                 --
 Other income (expense)...........        --           --             (1,636)
                                    --------     --------           --------
                                       2,177           --             18,915
                                    --------     --------           --------
Income (loss) before interest,
 income taxes and other charges...   102,426      (27,285)           245,535
                                    --------     --------           --------
 Interest and debt expense........        --           --            116,649
 Minority interest................        --           --                100
 Income tax (benefit) expense.....        23           --                 (1)
                                    --------     --------           --------
                                          23           --            116,748
                                    --------     --------           --------
Net income (loss) from continuing
 operations.......................  $102,403     $(27,285)           128,787
                                    ========     ========
Allocation of net income from
 continuing operations to:
 Series B unitholders.............                                    17,228
 General Partner..................                                    41,345
                                                                    --------
 Limited Partners.................                                  $ 70,214
                                                                    ========
Basic and diluted net income per
 unit from continuing
 operations.......................                                  $   1.33
                                                                    ========
Weighted average basic and diluted
 units outstanding................                                    52,646
                                                                    ========

                         EL PASO ENERGY PARTNERS, L.P.
                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

BALANCE SHEET ADJUSTMENTS

  SAN JUAN ASSET ACQUISITION FINANCING

     A To record our expected issuance of 14,026,622 common units for $29.05 per unit, the closing price on October 7, 2002, including 3,717,055 common units expected to be purchased by our general partner resulting in net cash proceeds of $391 million. In addition, our general partner is expected to contribute $3.9 million in cash to us in order to maintain its one percent capital account balance. We expect to use our general partner's contribution to pay down our revolving credit facility.

     B To record our expected issuance of long-term debt resulting in net cash proceeds of $391 million.

  SAN JUAN ASSET ACQUISITION

     C This column represents the unaudited historical condensed combined balance sheet for the expected San Juan asset acquisition, which includes the El Paso Field Services' San Juan Gathering and Processing Businesses, Typhoon Gas Pipeline, Typhoon Oil Pipeline and the Coastal Liquids Partners' NGL Business.

     D To record our expected $782 million San Juan asset acquisition. Net cash proceeds from our expected issuances of common units and long-term debt will be used to fund our acquisition. We expect to acquire all the historical property, plant and equipment, the natural gas imbalance receivables and payables, the investments in transportation agreements and unconsolidated affiliate, and the environmental liabilities on the combined balance sheet. We expect to record an excess purchase price of $475 million related to the expected acquisition of these assets.

     E To eliminate the intercompany accounts and transactions as a result of our expected acquisition of the San Juan assets with the net difference of approximately $0.3 million recorded as an adjustment to partners' capital.

STATEMENT OF OPERATIONS ADJUSTMENTS

 EPN HOLDING ASSET ACQUISITION AND PRINCE SALE

     F This column represents the unaudited historical condensed combined statement of operations for the three months ended March 31, 2002 and the audited historical combined statement of operations for the year ended December 31, 2001, for the EPN Holding asset acquisition, which includes EPGT Texas, L.P., El Paso Gas Storage Company, El Paso Hub Services Company, and the El Paso Field Services gathering and processing businesses. The operating results for the EPN Holding assets acquired are included in the El Paso Energy Partners, L.P. historical operating results from the acquisition date in April 2002.

     G To record the reduction in depreciation expense related to the communications assets not included in our EPN Holding asset acquisition.

     H To record additional depreciation expense resulting from increased basis of $10.8 million to property, plant and equipment relating to our EPN Holding asset acquisition. Such property, plant and equipment will be depreciated on a straight line basis over the remaining useful lives of the assets which approximates 40 years.

     I To record the increase in interest expense related to our additional borrowings of $535 million under the EPN Holding limited recourse credit facility to fund the EPN Holding asset acquisition. This amount was calculated based on the interest rate on the EPN Holding limited recourse credit facility at March 31, 2002, which was approximately 4.43%. A change in the rate of 0.125% would impact our annual results of operations by approximately $0.7 million.

                         EL PASO ENERGY PARTNERS, L.P.
                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
         CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     J To record the increase in interest expense related to our additional borrowings of $99 million under our revolving credit facility for use in repaying our limited recourse term loan of $95 million and our EPN Holding asset acquisition of $4 million. This amount was calculated based on the interest rate on our revolving credit facility at March 31, 2002, which was approximately 3.50%. A change in the rate of 0.125% would impact our annual results of operations by approximately $0.1 million.

  EPN HOLDING CREDIT FACILITY TRANSACTIONS

     K To record the decrease in interest expense related to our use of proceeds from our May 2002 issuance of 8 1/2% Senior Subordinated Notes and our April 2002 common unit issuance to repay a portion of EPN Holding's limited recourse credit facility. We calculated this amount based on the interest rate on the EPN Holding's limited recourse credit facility at March 31, 2002, which was approximately 4.43%.

     L To record the increase in interest expense related to our May 2002 issuance of $230 million of 8 1/2% Senior Subordinated Notes used to repay a portion of EPN Holding's limited recourse credit facility and a portion of our revolving credit facility.

  SAN JUAN ASSET ACQUISITION FINANCING

     M To record the increase in interest expense related to our expected issuance of $391 million of long-term debt for the expected purchase of the San Juan assets. The interest was computed based on an effective interest rate of 8.2%, which was the effective rate on our May 2002 issuance of Senior Subordinated Notes.

     N To record the decrease in interest expense related to repayment of our revolving credit facility from the contribution we expect to receive from our general partner of $3.9 million. We calculated this amount based on the interest rate on our revolving credit facility at June 30, 2002, which was approximately 3.54%.

  SAN JUAN ASSET ACQUISITION

     O To record the unaudited condensed combined statement of operations for the six months ended June 30, 2002 and the audited combined statement of operations for the year ended December 31, 2001 of our expected San Juan asset acquisition.

     P To eliminate intercompany accounts and transactions as a result of our expected acquisition of the San Juan assets.

     Q To record additional depreciation expense resulting from increased basis of $475 million to property, plant and equipment relating to our expected San Juan asset acquisition. Such property, plant and equipment will be depreciated on a straight-line basis over the remaining useful lives of the assets which approximates 30 years.

  DEEPWATER HOLDINGS TRANSACTION

     R This column represents the unaudited historical Deepwater Holdings, L.L.C. consolidated statement of operations.

     S To eliminate the results of operations of Stingray, UTOS and the West Cameron dehydration facility, our associated equity earnings from these assets, and the effect of the non-recurring loss related to the sales of these assets. See note (BB) to this table.

     T To record depreciation expense associated with the allocation of the excess purchase price assigned to Deepwater Holdings' property, plant and equipment relating to our acquisition of the additional interest in Deepwater Holdings. Such property, plant and equipment will be depreciated on a straight line basis over the remaining useful lives of the assets which approximate 30 years.

                         EL PASO ENERGY PARTNERS, L.P.
                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
         CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     U To eliminate our equity losses from our investment in Deepwater Holdings prior to our acquisition of the remaining 50 percent interest in Deepwater Holdings.

     V To record the elimination of the historical interest expense related to Deepwater Holdings' credit facility which was repaid and terminated.

     W To record the increase in interest expense due to additional borrowings of $140 million under our revolving credit facility to fund the acquisition of El Paso Corporation's 50 percent interest in Deepwater Holdings and to repay Deepwater Holdings' credit facility. The amount was calculated based on the interest rate on our revolving credit facility at September 30, 2001, which was approximately 4.5%. A change in the rate of 0.125% would impact our annual results of operations by approximately $0.2 million.

 CHACO PLANT TRANSACTION

     X To record the results of operations of the Chaco plant. In connection with the October 2001 acquisition of our interests in this asset, we secured a fixed rate processing agreement from El Paso Field Services, an affiliate of our general partner, to process natural gas for the next twenty years. Our pro forma processing revenues are based on the contract price assuming historical daily volumes for the respective period. Also, we expect to incur annual operating expenses related to the Chaco plant of approximately $7 million per year. Our depreciation and amortization estimate is based on the total cost of the plant of $77 million assuming a remaining life of 30 years and the processing agreement of $121.5 million assuming a remaining 20 year life.

     Y To record the increase in interest expense due to additional borrowings under our revolving credit facility to fund the acquisition of the Chaco plant for $198.5 million. The amount was calculated based on the interest rate on our revolving credit facility at September 30, 2001, which was approximately 4.5%. A change in the rate of 0.125% would impact our annual results of operations by approximately $0.3 million.

 TRANSPORTATION AND FRACTIONATION ASSET TRANSACTION

     Z To record the results of operations of the NGL transportation and fractionation assets acquired in February 2001.

     AA To record the increase in interest expense related to our additional borrowings under our revolving credit facility to fund the acquisition of the NGL transportation and fractionation assets for $133 million. This amount was calculated based on the interest rate on our revolving credit facility at March 31, 2001, which was approximately 7.68%. A change in the rate of 0.125% would impact our annual results of operations by approximately $0.2 million.

 OTHER GULF OF MEXICO ASSET DIVESTITURE TRANSACTIONS

     BB To eliminate the results of operations of Nautilus, Manta Ray Offshore, Nemo, Green Canyon and Tarpon and the effect of the non-recurring items, related to the losses on the sales of these assets and the $25.4 million additional consideration received from El Paso Corporation. We believe that the exclusion of (1) the results of operations of Deepwater Holdings, L.L.C.'s (one of our joint ventures) interests in the Stingray and UTOS systems and the West Cameron dehydration facility (described in note (S) above), which were sold in 2001; (2) the results of operations of our interests in the Nautilus, Manta Ray Offshore, Nemo, Green Canyon and Tarpon systems as well as our interest in two offshore platforms, which were sold in 2001; and (3) losses on the dispositions described in (1) and (2) above and income of $25.4 million we recognized from payments by El Paso Corporation as additional consideration for those dispositions is appropriate for this presentation because those dispositions were non-recurring events. We have not disposed of assets in that manner in the past, and we have no plans to dispose of assets similarly in the future; rather,

                         EL PASO ENERGY PARTNERS, L.P.
                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
         CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

these dispositions were a forced sale, required because of antitrust concerns in connection with the 2001 merger of El Paso Corporation and The Coastal Corporation.

  (e) Other Financial Statements

     The audited balance sheet of El Paso Energy Partners Company at December 31, 2001, is included in our Current Report on Form 8-K filed April 22, 2002, which is incorporated herein by reference. In connection with our shelf Registration Statement filed on Form S-3 (No. 333-81772) and our Registration Statement on Form S-4 (registration number 333-97967), we are providing the unaudited condensed consolidated balance sheet at June 30, 2002, of El Paso Energy Partners Company to update the balance sheet previously provided.

                        EL PASO ENERGY PARTNERS COMPANY

                      CONDENSED CONSOLIDATED BALANCE SHEET

                     AT JUNE 30, 2002 AND DECEMBER 31, 2001
                                  (UNAUDITED)

                        EL PASO ENERGY PARTNERS COMPANY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)
                                  (UNAUDITED)

                                                              JUNE 30, 2002   DECEMBER 31, 2001
                                                              -------------   -----------------
                                            ASSETS
Current assets
  Cash and cash equivalents.................................    $     37          $     36
  Note receivable from affiliate............................      18,554            13,781
  Interest receivable from affiliate........................         113               743
                                                                --------          --------
       Total current assets.................................      18,704            14,560
Investment in unconsolidated affiliate......................     394,614           343,530
Goodwill, net of accumulated amortization of $18,231........     195,207           195,207
                                                                --------          --------
       Total assets.........................................    $608,525          $553,297
                                                                ========          ========

                             LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accrued federal income tax................................    $ 15,565          $ 11,154
  Other current liabilities.................................           4                81
                                                                --------          --------
       Total current liabilities............................      15,569            11,235
Deferred noncurrent tax liability...........................     142,731           142,847
Other noncurrent liabilities................................       2,784             2,858
                                                                --------          --------
       Total liabilities....................................     161,084           156,940
Commitments and contingencies
Stockholder's equity
  Common stock, $0.10 par value, 1,000 shares authorized,
     issued and outstanding.................................          --                --
  Additional paid-in capital................................     246,264           210,988
  Retained earnings.........................................     201,197           185,626
  Accumulated other comprehensive loss......................         (20)             (257)
                                                                --------          --------
       Total liabilities and stockholder's equity...........    $608,525          $553,297
                                                                ========          ========

                            See accompanying notes.

                        EL PASO ENERGY PARTNERS COMPANY

                 NOTES TO CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     The terms "we," "our" or "us" as used in these notes to the consolidated balance sheets, refer to El Paso Energy Partners Company. Additionally, we refer in these notes to our unconsolidated affiliate, El Paso Energy Partners, L.P., as El Paso Energy Partners.

     Our December 31, 2001, audited consolidated balance sheet and notes thereto, as presented in the El Paso Energy Partners, L.P. Current Report on Form 8-K dated April 22, 2002, includes a summary of our significant accounting policies and other disclosures. You should read it in conjunction with the accompanying condensed consolidated balance sheets and related notes. The condensed consolidated balance sheet at June 30, 2002 is unaudited.

     These balance sheets have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission and do not include all disclosures required by accounting principles generally accepted in the United States. In our opinion, we have made adjustments, all of which are of a normal recurring nature, to fairly present our balance sheets.

     Our accounting policies are consistent with those discussed in the notes to our 2001 audited balance sheet.

NOTE 2 -- GOODWILL AND OTHER INTANGIBLE ASSETS

     Our goodwill is a result of the application of push-down accounting as a result of our acquisition by an affiliate of El Paso Corporation. On January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142 Goodwill and Other Intangible Assets. This standard requires that we recognize goodwill separately from other intangible assets. In addition, goodwill, including excess purchase price and indefinite-lived intangibles are no longer amortized. Instead, goodwill is periodically tested for impairment, at least on an annual basis, or whenever an event occurs that indicates that an impairment may have occurred. As of June 30, 2002 the carrying amount of our investment in unconsolidated affiliate exceeded the underlying equity in net assets by approximately $278 million. Prior to the adoption of this standard, we amortized our excess purchase price using the straight-line method over 40 years. As a result of our adoption of this standard on January 1, 2002, we stopped amortizing our goodwill and our excess purchase price. We completed our initial periodic impairment test during the first quarter of 2002, and concluded that we did not have any adjustment to our excess purchase price.

NOTE 3 -- ACCOUNTING FOR PRICE RISK MANAGEMENT ACTIVITIES

     We have adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities beginning January 1, 2001, which requires us to measure all derivative instruments at their fair value, and classify them as either assets or liabilities on our balance sheet, with a corresponding offset to income or other comprehensive income depending on their designation, their intended use, or their ability to qualify as hedges under the standard. Since we did not have any derivative instruments in place at January 1, 2001, we have determined that there was no impact on us on the implementation date. During 2002, El Paso Energy Partners entered into cash flow hedging activities and our share of the unrealized gains (losses) of the hedging instruments for the six months ended June 30, 2002 are reflected as an increase (decrease) in investment in unconsolidated affiliate and accumulated other comprehensive income (loss) on our balance sheet.

NOTE 4 -- INVESTMENT IN UNCONSOLIDATED AFFILIATE

     We hold an unconsolidated investment in El Paso Energy Partners, which is accounted for using the equity method of accounting. Additional income is allocated by El Paso Energy Partners to us as a result of

                        EL PASO ENERGY PARTNERS COMPANY

                                  (UNAUDITED)

El Paso Energy Partners achieving certain target levels of cash distributions to its unitholders. El Paso Energy Partners distributes 100 percent of available cash, as defined in its partnership agreement, on a quarterly basis to its unitholders and to us. During distribution periods, these distributions are effectively made 99 percent to unitholders and one percent to us, subject to the payment of incentive distributions to us if certain target levels of cash distributions to unitholders are achieved. Incentive distributions to us increase to 14 percent, 24 percent and 49 percent based on incremental distribution thresholds. Since 1998, quarterly distributions to common unitholders have been in excess of the highest incentive threshold of $0.425 per unit, and as a result, we have received 49 percent of the incremental amount. For the six months ended June 30, 2002, we received $19.8 million from incentive distributions and our one percent of El Paso Energy Partners' income distribution. In addition, we received $10.7 million related to our ownership of common units.

     As of June 30, 2002, El Paso Energy Partners had 44,030,314 common units outstanding. The public owns common units totaling 32,356,069, representing an approximately 73 percent limited partner interest in El Paso Energy Partners. We own 9,012,375 common units, representing an approximately 20 percent limited partner interest, and our one percent general partner interest. In addition, El Paso Corporation indirectly owns 2,661,870 common units representing an approximately 6 percent limited partner interest and 125,392 Series B preference units with a liquidation value of approximately $150 million.

     We contributed approximately $0.6 million to El Paso Energy Partners in order to satisfy our one percent contribution requirement as a result of El Paso Energy Partners' common unit offering in April 2002. In addition, we purchased 1,083,938 common units during El Paso Energy Partners' April 2002 common unit offering for approximately $41.0 million.

     The summarized financial information for our investment in El Paso Energy Partners is as follows (in thousands):

                         EL PASO ENERGY PARTNERS, L.P.
                     SUMMARIZED CONSOLIDATED BALANCE SHEETS

                                                          JUNE 30, 2002   DECEMBER 31, 2001
                                                          -------------   -----------------
Current assets..........................................   $  127,333        $   69,666
Noncurrent assets.......................................    1,948,673         1,287,604
Current liabilities.....................................       77,505            54,465
Long-term debt..........................................    1,340,557           801,000
Other noncurrent liabilities............................       24,939             1,079
Minority interest.......................................          906                --
Partners' capital.......................................      632,099           500,726

                        EL PASO ENERGY PARTNERS COMPANY

                                  (UNAUDITED)

NOTE 5 -- INCOME TAXES

     Our deferred income tax liabilities (assets) at June 30, 2002 consisted of the following (in thousands):

Deferred tax liabilities:
  Investment in unconsolidated affiliate....................  $143,377
  Other.....................................................        38
                                                              --------
          Total deferred tax liability......................   143,415
Deferred tax asset:
  Net operating loss (NOL) carryforwards....................      (684)
                                                              --------
Net deferred tax liability..................................  $142,731
                                                              ========

     At June 30, 2002, approximately $2.0 million of NOL carryforwards, which expire in 2017, were available to offset future liabilities.

     Current amounts due to El Paso Corporation for the intercompany charge for federal income taxes totaled approximately $15.6 million as of June 30, 2002.

NOTE 6 -- RELATED PARTY TRANSACTIONS

     Substantially all of the individuals who perform the day-to-day financial, administrative, accounting and operational functions for us and El Paso Energy Partners as well those who are responsible for directing and managing us and El Paso Energy Partners are currently employed by El Paso Corporation. In April 2002, in connection with El Paso Energy Partners' EPN Holding acquisition, we extended and amended our general and administrative services agreement (G&A agreement) to December 31, 2005, which may thereafter be terminated on 90 days' notice by either party. Under the G&A agreement which is between subsidiaries of El Paso Corporation and us, a management fee of approximately $1.6 million per month is charged to us which is intended to approximate the amount of resources allocated by El Paso Corporation and its affiliates in providing various operational, financial, accounting and administrative services on behalf of El Paso Energy Partners and us. Prior to the acquisition, the management fee was approximately $775,000 per month. Under the terms of El Paso Energy Partners' partnership agreement, we are entitled to reimbursement by the Partnership of all reasonable general and administrative expenses and other reasonable expenses incurred by us and our affiliates for, or on our behalf, including, but not limited to, amounts payable by us to El Paso Corporation under the G&A agreement. At June 30, 2002, there were no affiliated receivables from El Paso Energy Partners and no affiliated payables to El Paso Corporation or its affiliates outstanding under this agreement.

     Of the $19.8 million of distributions we received from El Paso Energy Partners for the six months ended June 30, 2002, we invested $3.9 million in a note receivable from El Paso Corporation, collateralized by the general credit of El Paso Corporation. The note had an interest rate of approximately 2.46% at June 30, 2002 and matures on demand.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, we are subject to various laws and regulations. In our opinion, compliance with existing laws and regulations will not materially affect our financial position, results of operations, or cash flows. Various legal actions which have arisen in the ordinary course of business are pending with respect to our assets. We believe that the ultimate disposition of these actions, either individually or in the aggregate, will not have a material adverse effect on our financial position.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          EL PASO ENERGY PARTNERS, L.P.
                                          By: El Paso Energy Partners Company,
                                            its General Partner

Date: October 10, 2002                    By:      /s/ D. MARK LELAND
                                            ------------------------------------
                                                       D. Mark Leland
                                            Senior Vice President and Controller
                                               (Principal Accounting Officer)

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